Press Release #201410	FOR IMMEDIATE RELEASE	February 27, 2014

Enertopia Launches Awarness Program VIA AGORACOM

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has signed a Market Awareness agreement with Agoracom.

Enertopia will receive significant exposure through millions of content brand insertions on the Agoracom network and extensive search engine marketing over the next 12 months. In addition, exclusive sponsorships of invaluable digital properties, such as Agoracom TV, the Agoracom home page and the Agoracom Twitter account, will serve to significantly raise the brand awareness of Enertopia among small-cap investors.

"These are exciting times for Enertopia with exceptional opportunities for our company in the Medical Marihuana Business sector. Agoracom has proven to be a leader in their space, and we are happy to have engaged their services." stated President / CEO Robert McAllister

Enertopia intends to issue shares for services to Agoracom in exchange for the on-line advertising, marketing and branding services. Pursuant to the terms of the agreement, the company will be issuing $12,500 plus GST in shares for services on February 27, 2014, $12,500 plus GST in shares for services at the start of the second quarter on May 27, 2014, $12,500 plus GST in shares for services at the start of the third quarter on August 27, 2014, and $12,500 plus GST in shares for services at the start of the fourth quarter on November. 27, 2014.

The number of shares to be issued at the end of each quarter will be determined by using the five day average closing price of the shares of Enertopia on the CSE (Canadian Securities Exchange) in Canada preceding the issue dates listed above each period for which the advertising services will be provided by Agoracom.

The term of the agreement is 12 months, and Enertopia issued the first tranche of 54,347 shares for services on February 27, 2014.

About Agoracom

Agoracom is the pioneer of on-line investor relations, on-line conferences and on-line branding services to North American small- and mid-cap public companies. Agoracom is the home of more than 873,000 investors which visited 6.1 million times and read 57 million pages of information every year (average from 2008 to 2013).

Agoracom traffic ranks within the top 0.5 per cent of all websites around the world. These traffic results are independently tracked and verified by Google analytics. Agoracom traffic can be attributed to its strategy of maintaining the cleanest, moderated small-cap discussion as a result of implementing the first ever investor-controlled stock discussion forums.

Agoracom founder, George Tsiolis, publishes the leading blog on small- to mid-cap investor relations. His 50 small-cap chief executive officer lessons are a must-read for CEOs looking to increase their education and knowledge about on-line investor relations.

Enertopia is also pleased to announce it has raised $115,000 from the exercise of 585,000 warrants.

Any issued shares will be subject to a hold period in Canada of four months and one day, or for any resale into the USA under Rule 144, six months and one day. Proceeds of the Private Placement will be used for general working capital and for corporate opportunities. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations or any technology will result in future sales.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release